Exhibit 28 (d)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (as amended from time to time, this “Agreement”) made and executed the 26th day of July, 2010, by and between GLG Investment Series Trust, a Delaware statutory trust (the “Trust”), on behalf of GLG International Small Cap Fund (the “Fund”), the sole initial series of the Trust, and GLG Inc., a Delaware corporation (the “Adviser”):

WHEREAS, the Trust intends to engage in business as an investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, diversified management investment company; and

WHEREAS, the Adviser engages in the business of acting as an investment adviser and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and the Adviser agree as follows:

1.	The Trust hereby retains the Adviser to act as investment adviser to the Fund and, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to manage the investment activities of the Fund and to provide certain other services to the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objective, policies and restrictions of the Fund and applicable laws and regulations; determine the securities or other financial instruments to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and take such further action, including, without limitation, the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Adviser shall deem necessary or appropriate.

2.	The Adviser shall assist in the selection of and the negotiation of agreements with, and monitor the quality of services provided by, the Fund’s administrator, custodian, transfer agent and other organizations that provide services to the Fund (but the Fund shall pay the fees and expenses of the administrator, custodian and transfer agent and such other organizations, and the Adviser shall not be responsible for the acts or omissions of such service providers). The Adviser shall also provide such additional management, administrative and other non-advisory services as may reasonably be required in connection with the business affairs and operations of the Fund beyond those furnished by the Fund’s administrator.

3.	The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with or utilize such other persons (including, without limitation, employees of its affiliates) as may be necessary to render the services required to be provided by the Adviser or furnished to the Fund under this Agreement.

4.	Provided that the Fund shall not be required to pay any compensation to the Adviser for the services to be provided hereunder other than as provided by the terms of this Agreement, the Adviser is authorized to: (i) obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise assist the Adviser in providing investment management services; (ii) utilize personnel and risk management, research, operational, proxy voting, soft dollar/commission management, information technology, administrative (including, without limitation, trade reconciliation), trading and other non-advisory capabilities of affiliates of the Adviser in providing services hereunder; and (iii) enter into investment sub-advisory agreements with any registered investment adviser (a “Sub-Adviser”), subject to such approvals of the Board and shareholders of the Fund (“Shareholders”) as may be required to comply with applicable provisions of the 1940 Act, delegating any or all of the investment advisory services required to be provided by the Adviser under Sections 1 and 2 hereof, subject to the supervision of the Adviser.

5.	The Fund will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

6.	Without limiting the generality of Section 1 hereof, the Adviser and, if applicable, a Sub-Adviser, shall be authorized to open, maintain and close accounts, in the name and on behalf of the Fund or the Trust, with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser (or such Sub-Adviser) considers appropriate and that are consistent with the policies of the Fund; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to the payment of such commissions, fees and other charges by the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including, without limitation, the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the Federal securities laws. The Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Adviser as brokers to effect the Fund’s securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

7.	The Adviser shall bear the cost of rendering the services to be performed or furnished by it under this Agreement (which for the avoidance of doubt shall not include any expenses specified in Section 8 hereof), and shall provide the Fund with such office space, facilities, equipment, clerical help, and other personnel and services as the Fund shall reasonably require in the conduct of its business. The Adviser shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Fund. The salaries of officers of the Trust, and the fees and expenses of the Trustees of the Trust, who are also directors, officers or employees of the Adviser, or who are officers or employees of any company affiliated with the Adviser, shall be paid and borne by the Adviser or such affiliated company.

8.	The Fund assumes and shall pay or cause to be paid all expenses of the Fund not expressly assumed by the Adviser under this Agreement, including, without limitation: all investment related expenses (e.g., costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with investments, transfer taxes and premiums, taxes withheld on foreign income, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased and margin fees), any payments pursuant to any plan of distribution adopted by the Fund; the fees, charges and expenses of any registrar, custodian, accounting agent, administrator, stock transfer and dividend disbursing agent; brokerage commissions; taxes; registration costs of the Fund and its shares under federal and state securities laws; the costs and expenses of engraving and printing stock certificates; the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Shareholders; all expenses of Shareholders’ and Trustees’ meetings and of preparing, printing and mailing proxy statements and reports to Shareholders; fees and travel expenses of Trustees and members of any advisory board or committee who are not also officers, directors or employees of the Adviser or who are not officers or employees of any company affiliated with the Adviser; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of the Fund’s shares; fees and expenses of legal counsel to the Trust and its Trustees; fees and expenses of the Trust’s independent accountants; membership dues of industry associations; interest payable on borrowings; postage; insurance premiums on property or personnel (including, but not limited to, officers and Trustees) of the Trust which inure to its benefit; and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).

9.	As full compensation for the services and facilities furnished to the Fund and the expenses assumed by the Adviser under this Agreement, the Fund shall pay to the Adviser a monthly fee equal to 0.104% (1.25% on an annual basis) of the Fund’s net assets (the “Advisory Fee”). This fee shall be paid monthly, in arrears, promptly after the end of the month. In the event this Agreement is effective for only a portion of any calendar month, the Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.

10.	The Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Adviser, its affiliates and their respective members, shareholders, partners, principals, directors, officers and employees and their respective affiliates, executors, heirs, assigns, successors, agents and other legal representatives (collectively, the “Affiliates”) shall not be liable to the Trust or the Fund for any error of judgment or any mistake of law or for any act or omission of the Adviser or of any of the Affiliates.

11.	(a) The Fund shall indemnify the Adviser and its Affiliates (each, an “Indemnified Person”) against any and all costs, losses, claims, damages (direct or indirect) and liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from, or relating to, the performance or non-performance of any Indemnified Person’s duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions were unlawful (collectively, “Disabling Conduct”). Indemnification under this Section 11 shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of Disabling Conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Board who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will agree, as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 11.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

12.	Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or investment manager for any other person, firm, corporation or account nor in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of the Adviser or any of its Affiliates to engage in any other business or to devote its, his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

13.

The Trust acknowledges and agrees, in accordance with the provisions of Article VIII, Section 9 of the Trust’s Declaration of Trust effective as of November 10, 2009 (the “Declaration of Trust”), that the name “GLG,” the GLG logo and all rights to the use of such name or logo (or any derivatives of such name or logo) as part of the name of the Trust and the Fund or otherwise belong to GLG Partners Services Ltd.

(“GLG Partners”). The Adviser, with the authorization of GLG Partners, hereby consents to the use by the Trust of such name and logo and has granted to the Trust a non-exclusive license to use such name as part of the name of the Trust and the name of the Fund or the name of any other series of shares of the Trust. In the event an affiliate of GLG Partners ceases to serve as the investment adviser of the Trust or the Fund or any other series of shares of the Trust, this non-exclusive license granted herein may be revoked in whole or in part by the Adviser or by GLG Partners, and the Trust shall promptly (a) cease using the name “GLG” as part of its name and the name of the Fund or any other series of shares of the Trust and in any other manner, including, without limitation, using the name “GLG” in any sales literature or promotional materials, (b) cease using the GLG logo and (c) take all necessary action to change the name of the Fund and any other series of shares of the Trust to eliminate any reference to the name “GLG”, unless otherwise consented to by GLG Partners or any successor to its interest in such name.

14.	This Agreement shall remain in effect for an initial term expiring two years after the date of its execution, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act and the rules promulgated thereunder (as amended, the “Rules”), or by the Board; provided that in either event such continuance is also approved by a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined by the 1940 Act) of any such party (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval; and provided, however, that: (a) the Trust may at any time, without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser, either by majority vote of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act and the Rules); (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the 1940 Act and the Rules) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Adviser may terminate this Agreement without payment of penalty on sixty days’ written notice to the Trust.

15.	Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16.	This Agreement may be amended only by the written agreement of the parties. Any amendment hereto shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the Rules. Any amendment shall also be required to be approved by a vote of Shareholders as, and to the extent, required by the 1940 Act and the Rules. This Agreement may be amended to make it applicable to one or more additional investment portfolios or series of the Trust which may hereafter be formed and such amendment need not be approved by the vote of the holders of shares of the Fund or of any other unaffected portfolio or series, as applicable.

17.	This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act and the Rules. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act and the Rules, the latter shall control.

18.	The Trust represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and by Shareholders in accordance with the requirements of the 1940 Act and the Rules.

19.	The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and that the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers of the Trust or Shareholders individually, but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

GLG INVESTMENT SERIES TRUST

By:	/s/ Ashim Gulati
Name:	Ashim Gulati
Title:	Chief Financial Officer

GLG INC.

By:	/s/ John Gisondi
Name:	John Gisondi
Title:	President

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